UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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RUBICON TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Paragon Technologies Calls on Rubicon Technology to Take the Necessary Steps to Repair Its Broken Corporate Governance and Terminate Its Unnecessary Poison Pill

ATLANTA, GA – May 13, 2022 - Paragon Technologies (OTC: PGNT), a beneficial owner of approximately 3.7% of the outstanding stock of Rubicon Technology (NASDAQ: RBCN), calls on the Rubicon Board of Directors to demonstrate its adherence to the best standards of corporate governance and take the necessary steps to address Rubicon’s corporate governance deficiencies, by moving to terminate the company’s poison pill and declassify the Board at this year’s annual meeting and taking proactive steps with shareholders to secure the necessary votes.

In a June 2016 press released filed with the SEC, leading proxy firm Glass Lewis recommended Rubicon shareholders support Paragon and called out Rubicon’s poor corporate governance.

Citing Rubicon’s weak corporate governance, Glass Lewis noted:

"With respect to corporate governance, we agree with [Paragon] that the Company's classified board structure runs contrary to corporate governance best practice and that shareholders and the Company would benefit by electing all directors annually.”

Citing Rubicon’s underwhelming performance, Glass Lewis noted:

“We agree that the incumbent board and management bear primary responsibility for the current state of the Company and that they have failed to articulate a credible path to creating shareholder value. In addition, the Company's classified board structure and long average director tenure suggest the board is entrenched and could likely benefit from additional fresh perspective, in our view.”

“We find that Rubicon's total shareholder return performance was very poor over every period reviewed, including on an absolute basis and relative to all three benchmark indices used in our analysis.”

These comments from Glass Lewis were made six years ago, yet they remain tragically accurate today. For nearly six years Rubicon’s management and performance have delivered underwhelming results for shareholders. Rubicon has “failed” to articulate a credible plan to creating shareholder value. We believe they have no such plan.

We also believe Rubicon’s poison pill preventing shareholders from owning more than 5% primarily exists to entrench management and the board and prevent them from being held accountable to outside shareholders. With over $200 million in NOL’s, it is almost impossible, given Rubicon’s size, that a majority of those NOL’s can ever be utilized or monetized.

“We encourage Rubicon shareholders not to overestimate the value of these NOL’s,” states Sham Gad, Chairman of Paragon. “We like NOL’s but we like profits and free cash flow even more. With $25 million in cash on the balance sheet, we do not believe that there is any realistic way that Rubicon can acquire an enterprise large enough to make use of a substantial majority of these NOL’s.”

Mr. Gad further states, “We will take every measure to use any of the NOL’s if we can, but if losing some or all the NOL’s is required for Rubicon to attain growing profits and free cash flow, we will take profits and cash every day of the week. For the past six years, Rubicon’s NOL’s have done nothing to generate shareholder value and the market is correctly ascribing no value to the NOLs given that Rubicon shares continue to trade below net cash per share. Profits and cash drive shareholder value, period.”

“Six years ago, Paragon presented Rubicon with a well-crafted strategic plan to deliver significant shareholder value. Three months ago, we have again outlined an urgent, intentional plan. Six years later, Rubicon has yet to articulate a viable operational strategy and the stock price is virtually unchanged over that time,” comments Mr. Gad. “During that same time at Paragon, we have delivered significant growth in top and bottom-line figures, demonstrated our ability to make a significant value creating acquisitions, and Paragon’s share price has advanced by more than 500% as result. We are confident we can do the same at Rubicon.”

It’s time for change, real change, at Rubicon. And the time to act is now. We urge Rubicon shareholders to support Paragon’s plan to revitalize Rubicon and reach us at info@pgntgroup.com

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Paragon Technologies, Inc. intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2022 annual meeting of shareholders of Rubicon Technology, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 90,974 shares of common stock of the company, par value $0.001 per share (“Common Stock”), and Hesham M. Gad is the direct beneficial owner of an additional 700 shares of Common Stock. Mr. Gad serves as Chief Executive Officer and Chairman of the Board of Paragon Technologies, Inc.

Paragon Technologies, Inc., Mr. Gad, and Paragon’s director nominees will be the participants in the proxy solicitation. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC.